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                                                                 EXHIBIT 10.9(o)








                              Employment Agreement

                                John Harrington
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                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated September 27, 2000 and commencing on July 12, 2000 (the "Commencement Date") by and between Pediatric Services of America, Inc., a Delaware Corporation (the "Company"), and John Harrington (the "Executive").

                                 W I T N E S S E T H:
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          WHEREAS, the parties wish to provide for the Executive's employment by the Company on the terms and conditions herein set forth;

          NOW, THEREFORE, it is agreed that:

          1. Employment Term. Subject to the terms and conditions hereof, the Company shall employ the Executive, and the Executive shall serve the Company, as Chief Operating Officer of the Company for a period beginning on the Commencement Date and terminating on the first anniversary of the Commencement Date (the "Initial Term"). After the Initial Term, the Executive shall continue to serve the Company on an at-will basis. The term of the Executive's employment hereunder, as it may be extended from time to time, is herein referred to as the "Term".

          2. Duties. During the term, the Executive shall serve as Chief Operating Officer of the Company, with such responsibilities as shall be specified from time to time by the Chief Executive Officer and the Board of Directors of the Company, and subject at all times to the By-Laws of the Company and the right of the Board of Directors and stockholders of the Company to determine the officers and directors of the Company, respectively. The Executive shall, during the Term, serve the Company on a full-time basis, faithfully, diligently, and competently and to the best of his ability, and will hold, in addition to the offices set forth above, such other offices in the Company and its subsidiaries and affiliates, if any, to which he may be elected, appointed or assigned by the Board of Directors from time to time, and will discharge such duties in connection therewith as may from time to time be assigned to him.

          3.  Compensation.

          (a) During the Term, the Company shall pay the Executive for the services rendered to the Company a salary ("Salary") of $165,000.00 (One Hundred Sixty-five Thousand Dollars) per annum for each year during the Term, payable in installments (net of applicable withholding) not less frequently than bi-weekly in accordance with the Company's regular policies.

          (b) At the end of the first year of the Term, the Salary shall be subject to review by the President and Board of Directors and may, if the Executive's performance is satisfactory to the President and Board of Directors and in their sole discretion, be increased by an amount determined by the Board.

          (c) On the Commencement Date, the Executive will receive options under the Company's Employee Stock Option Plan to purchase 40,000 (forty thousand) shares of the Company's common stock at the market price of the Company's Stock on the date of their grant by the Board of Directors. Executive shall be eligible for additional shares of the Company's common stock to be issued under the Company's Employee Stock Option Plan during the term of this Agreement.

          (d) In addition to the Salary payable to the Executive, the Executive shall be entitled to participate in a bonus plan, the terms of which shall be determined in the discretion and approved by the Board of Directors. Such bonus, if any, shall be payable upon determination of the amount due, but in no event later than thirty (30) days after the end of each fiscal year for the prior fiscal year of the Company. In the event of termination of employment for any reason prior to the date of approval by the Board, no amount of bonus will be paid.

          4.  Benefits and Perquisites.

          (a) During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses reasonably incurred by him in connection with the rendering of services hereunder against submission of appropriate vouchers and receipts in accordance with the Company's policies from time to time in effect.

          (b) The Executive shall be entitled during the Term to participate in employee benefit plans and programs of the Company, including individual and family medical coverage and retirement plans, to the extent that his position, tenure,
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salary, age, health and other qualifications make him eligible so to participate. Except as set forth above, the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations and laws applicable thereto.

          (c) During the Term, the Company shall provide for the Executive's use a Company automobile of a value not to exceed $18,000.00 (eighteen thousand dollars) and shall pay reasonable and appropriate maintenance and operating expenses related thereto. If the Company and the Executive so agree, the Executive may elect not to use a Company automobile as set forth above, and in such event the Company shall pay to the Executive during the Term the gross sum of $500.00 (five hundred dollars) per month, all inclusive of the expenses incurred by the Executive for the use of the Executive's own automobile.

          (d) The Executive shall be entitled to three (3) weeks paid vacation during each year of the Term. Such vacation must be taken within each year during the Term and may not be accumulated or carried over. Vacation will accrue in a calendar year on a monthly pro rata basis.
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          5.  Disclosure of Information; Inventions and Discoveries.  The
Executive shall promptly disclose to the Company all inventions, improvements, discoveries, data, processes, know-how, trademarks and other financial, scientific, marketing, operational and other information related to the business of the Company and its subsidiaries and affiliates (collectively, "Developments") conceived, developed, learned or acquired by the Executive along or with others or of which the Executive obtains knowledge during the Term, whether or not during regular working hours or through the use of materials or facilities of the Company. All Developments shall be the sole and exclusive property of the Company, and upon request, the Executive shall deliver to the Company all data, drawings, sketches, models and other records relating thereto. In the event any such development shall be deemed by the Company to be patentable or otherwise protectable, the Executive shall, at the expense of the Company, assist the Company in obtaining in its name patents, trademarks and copyrights, as appropriate, in respect of such Development and shall execute all documents and do all other things necessary or proper to vest in the Company full title thereto.

          6. Confidentiality. The Executive shall not at any time after the date of the Agreement divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices, ideas, know-how or data, whether patentable or not, with respect to any operations, financial, scientific, engineering, development or research work or with respect to any other confidential or secret aspects of the Company's business (including, without limitation, financial and marketing data, customer and supplier lists, personnel information and other data and pricing arrangements with customers and suppliers, in each case relating to the Company). The covenant herein contained shall not extend for more than two years after termination of employment with respect to matters that are confidential to the business of the Company but do not constitute "trade secrets" as defined in O.C.G.A. 19-1-760.

          7.  Non-Competition.

          (a) The Executive agrees that the Company is engaged in the highly competitive business of providing pediatric home health services (including durable medical equipment, nursing services and supplies, and pharmacy services and supplies), and adult respiratory services and supplies ("Pediatric and Respiratory Services"). The Executive agrees that due to his position as Chief Operating Officer, his engaging in any business which is directly or indirectly competitive with the Company will cause the Company great and irreparable harm.

          (b) The Executive agrees that his work for the Company will bring him into close contact with many of the Company's trade secrets and confidential and proprietary information. The Executive further agrees that the covenants in Paragraph 7 of this Agreement are reasonable and necessary to protect the Company's legitimate business interests in its trade secrets and confidential proprietary information.

          (c) The Executive agrees that while employed by the Company, he will faithfully devote his best efforts and entire time to advance the interests of the Company and will not directly or indirectly, on his own behalf or another's behalf, engage in any manner in any business relating to Pediatric and Respiratory Services, other than as an employee of the Company.

          (d) The Executive agrees that for six (6) months after the cessation of his employment with the Company for any reason, the Executive shall not, directly or indirectly, on his own behalf or another's behalf, provide, sell, market or attempt to provide, sell or market, Pediatric and Respiratory Services, or manage such activities, or lend his name to any entity engaged
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in such activities, anywhere within a 25-mile radius of any Company location as of the date of termination of employment with the Company.

          (e) The Executive agrees that for as long as he is employed by the Company and for six (6) months after the cessation of his employment for any reason, he will not recruit, hire or attempt to hire, directly or by assisting others, any other employee, officer, director, agent or independent contractor of the Company with whom the Executive had contact during his employment with the Company. For the purposes of this paragraph, "contact" means any interaction whatsoever between the Executive and the other individual.

          8. Remedies. The Executive acknowledges that irreparable damage would result to the Company if the provisions of Sections 5, 6 and 7 of this Agreement were not specifically enforced, and agrees that the Company shall be entitled to all appropriate legal, equitable and other remedies, including injunctive relief, in respect of any failure to comply with the provisions of such section.

          9.  Termination of Employment.

          (a) This Agreement shall terminate upon the death of the Executive. This Agreement may be terminated by the Board of Directors if the Executive shall be rendered incapable, by physical or mental illness or any other disability determined by a physician designated by the Company, from complying with the terms, conditions and provisions hereof on the Executive's part to be kept, observed and performed ("Disability"). If this Agreement is terminated by reason of the Executive's Disability, the Company shall give written notice to that effect to the Executive in the manner provided herein. In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death or Disability of the Executive, in the event of such death or Disability of the Executive, the Salary payable hereunder shall continue to be paid at the then current rate for three months after termination of the Executive's employment as a result of Disability or until the end of the month in which death occurs. In the event of the death of the Executive during the Term, the sums payable hereunder shall be paid to the Executive's personal representative.

          (b) The Executive's employment with the company may be terminated by the Board of Directors, with or without cause, in accordance with the provisions hereof. Cause for termination shall include, without limitation (i) the Executive's conviction for, or plea of nolo contendere with respect to a charge
                                       ---------------
of, a felony or a crime involving moral turpitude, (ii) the Executive's commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit or gain in connection with the Executive's employment by the Company, (iii) excessive absenteeism, alcoholism which impairs work performance or any use of illegal substances on the part of the Executive, (iv) the Executive's material breach of Sections 5, 6, or 7 of this Agreement, (v) the Executive's material breach of this Agreement or the Company's written policies, procedures and instructions or (v) the Executive's material failure to perform his duties in the determination of the Board of Directors of the Company (it being understood that in the event of such a determination by the Board of Directors, the Executive will be afforded the opportunity to be heard by the Board of Directors prior to such determination becoming final). In the event of termination by the Company under this Section 9(b) without cause, or by employee for Good Reason (as defined in 9(e) below), the Company shall (A) pay the Executive his full salary provided herein for a period of: (i) six (6) months if terminated during the Initial Term, (ii) nine (9) months if terminated after the Initial Term but prior to three (3) years from the Commencement Date, and
(iii) twelve (12) months if terminated after three (3) years from the Commencement Date, (B) continue to provide the insurance and other benefits provided herein for the period the salary is paid, (C) cause all grants of outstanding options, restricted stock, bonus stock and any other incentive stock award to become fully vested, and (D) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded.
In the event of termination by the Company under this Section 9(b) with cause, or in the event the Executive shall voluntarily terminate his employment, in addition to any other rights it may have the Company shall not be obligated to pay any additional salary or other benefits to the Executive. Notwithstanding any termination of this Agreement pursuant to this Section, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 5, 6, and 7 hereunder.

          (c) This Agreement may be terminated by the Company or by the Executive if the Company is sold to a third party, whether by way of sale of assets, sale of stock, merger or other business combination. Such termination shall be effective upon the closing date of such transaction, however, if neither the Company nor the Executive provides the other party notice of its intent to terminate under this Section prior to the closing date, then this provision shall be deemed waived. In the event of termination of this Agreement by the Company under this Section 9(c), the Company shall be obligated to pay six (6) month's additional salary to the Executive and the Company shall, upon such termination, cause all grants of outstanding options, restricted stock, bonus stock and any other incentive stock award to become fully vested, and cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded. Notwithstanding any termination of this Agreement pursuant to this Section, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 5, 6, and 7 hereunder.
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          (d)  Upon termination of employment for any reason, the Executive or his personal representative shall promptly, and in any event within ten days after such termination, deliver to the Company all books, memoranda, plans, records and written and other data of every kind relating to the business and affairs of the Company which are then in the Executive's possession.

          (e) Termination by the Employee. The Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a change in control of the Company (as defined below), as well as, and as a direct result thereof, (i) a decrease in the total amount of the Employee's base salary below its level in effect on the date hereof, or a decrease in the bonus percentage to which the Employee is entitled, without the Employee's consent, provided, however, nothing herein shall be construed to guarantee the Employee's bonus award if performance is below target, (ii) a reduction in the importance of the Employee's job responsibilities without the Employee's consent, with the determination of whether a reduction in job responsibility has taken place to be in the reasonable judgment of the Executive or (iii) a geographical relocation of the Executive of more than 25 miles within six months of a change in control without Executive's written consent, or (B) a failure by the Company to comply with any material provision of this Agreement. Absent written consent, after a change in control of the Company (as defined below), no action or inaction by the Employee within ninety (90) days following the occurrence of the events described above shall be deemed consent to such events.

          A "change in control" shall be deemed to have occurred on (i) the closing date of any merger or consolidation by the Company with or into another company and the Company does not survive the transaction or survive only as a subsidiary of another company or (ii) the date on which the Board of Directors becomes aware that any person or group (as such terms are defined in section 13(d) of the Securities Exchange Act of 1934, as amended) has become the holder of 50% or more of the outstanding voting securities of the Company or has the power, directly or indirectly, to designate a majority of the members of the Board of Directors.

          Notwithstanding any termination of this Agreement pursuant to this Section, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 5, 6, and 7 hereunder.

          (f) Mutual Consent. By mutual written agreement of the Company and Employee, in which case the Company shall (A) pay the Executive his full salary provided herein for a period of six (6) months, (B) continue to provide the insurance and other benefits provided herein for the period the salary is paid,
(C) cause all grants of outstanding options, restricted stock, bonus stock and any other incentive stock award to become fully vested, and (D) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded.


          10. Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name or otherwise life, health and/or accident insurance covering the Executive. The Executive agrees to submit to usual and customary medical examinations and otherwise cooperate with the Company in connection with the procurement of any such insurance and the assertion of any claims thereunder.

          11. Certain Representations. The Executive hereby represents and warrants to the Company that neither the execution and delivery of the Agreement nor the performance by him of his obligations hereunder violates or constitutes a breach of any agreement or undertaking to which the Executive is a party or by which he is bound.

          12. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

          13. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraphed, telexed, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, addressed as follows:
If to the Executive:

                    John Harrington
                    130 Clublands Court
                    Alpharetta, Georgia 30022

If to the Company:

                    Attention: President
                    Pediatric Services of America, Inc.
                    310 Technology Parkway
                    Norcross, Georgia  30092

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

          14. General. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either party hereto. Neither party hereto may assign such party's rights or delegate such party's duties under this Agreement without the prior written consent of the other party; provided, however, that this Agreement may be assigned and the Company's duties delegated by, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of, the Company upon any sale of all or substantially all of the Company's assets or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. The terms and provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, shall constitute the entire Agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreement or understandings between the Executive and the Company, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

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          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                              PEDIATRIC SERVICES OF AMERICA, INC.


Date:  09/28/00               By /s/ Joseph D. Sansone
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                              Joseph D. Sansone
                              President and Chief Executive Officer


Date:  09/27/00               By /s/ John Harrington
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                              John Harrington
                              Chief Operating Officer